UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2005

The Boston Beer Company, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	001-14092	04-3284048
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

75 Arlington Street, Boston, MA		02116
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (617) 368-5000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

      At its meeting on December 19, 2005, the Compensation Committee of the Company's Board of Directors approved bonus objectives for the Company's Chief Executive Officer, Martin F. Roper, and its Chairman, C. James Koch, for 2006.

      The Committee approved 2006 bonus opportunities for Mr. Roper equal to 80% of salary, with an incremental 64% tied to achieving certain goals that would require substantial out-performance of the Company's financial plan for the year. Mr. Roper's objectives for 2006 as a percentage of his bonus opportunities, including the out-performance goals, are approximately as follows:

Depletions Growth	52.8%
Gross Profit	16.7%
Cost Reductions and Other Strategic Initiatives	13.8%
Stock Price	16.7%

The Committee approved 2006 bonus opportunities for Mr. Koch equal to 100% of salary. Mr. Koch's objectives for 2006 as a percentage of his bonus opportunities are approximately as follows:

Depletions Growth	30.0%
Relative Depletions Growth	30.0%
Gross Profit	15.0%
Stock Price	25.0%

It is anticipated that the Committee will set base salaries for Mr. Roper and Mr. Koch for 2006 at the meeting of the Committee to be held in February.

      The Committee also determined that Messrs. Koch and Roper should no longer participate in the Investment Share program under the Company's Employee Equity Incentive Plan, with all aspects of their compensation to be subject to the Committee's purview.

      Based on the Compensation Committee's recommendation, the Company's Board of Directors, at its meeting on December 19, 2005, approved an amendment to the Company's Employee Equity Incentive Plan, effective as of January 1, 2006, authorizing grants of restricted stock under the Plan. The amendment has been approved by the sole holder of the Company's Class B Common Stock. The Board also approved an aggregate of $801,000 in restricted stock grants to be awarded as of January 1, 2006. No executive officers of the Company are included in these restricted stock grants.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Boston Beer Company, Inc.
(Registrant)

Date: December 23, 2005	s/ MARTIN F. ROPER

Martin F. Roper
Chief Executive Officer
(Signature)*

*Print name and title of the signing officer under his signature.

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